Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616
Fulton Financial reports third quarter earnings
     (October 20) – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) reported net income available to common shareholders of $18.3 million for the quarter ended September 30, 2009, a 37.1 percent decrease from the same period in 2008. Diluted net income per share for the quarter was 10 cents, a 41.2 percent decrease from the same period in 2008. Diluted net income per share for the quarter increased 100.0 percent from the 5 cents reported in the second quarter of 2009.
     Net income available to common shareholders was $34.4 million for the nine months ended September 30, 2009, a 64.2 percent decrease from the same period in 2008. Diluted net income per share for the nine months ended September 30, 2009 was 20 cents, a 63.6 percent decrease from the 55 cents reported in 2008. Total assets at September 30, 2009 were $16.5 billion.
     “While the past year has been extremely challenging for us, the quarter just completed showed slowing in the rate of credit deterioration within our loan portfolio and, as a result, we were able to decrease the provision from the second quarter,” said R. Scott Smith, Jr., chairman and chief executive officer. “A shift in our deposit mix as a result of strong core checking and savings deposit growth along with lower re-pricing of maturing certificates of deposit accounted for the improvement in our net interest margin. While most non-interest income categories showed increases, our total other income was impacted by a slowdown in the high level of mortgage refinancing activity and subsequent sale gains that we saw earlier in the year. Expenses remain well controlled.”
     Loans, net of unearned income, increased $144.7 million, or 1.2 percent, to $12.0 billion at September 30, 2009, compared to $11.8 billion at September 30, 2008. The increase was primarily due to a $312.9 million, or 8.1 percent, increase in commercial mortgages and a $165.4 million, or 4.7 percent, increase in commercial loans. These increases were partially offset by a $278.9 million, or 21.3 percent, decrease in construction loans and a $42.7 million, or 4.4 percent, decrease in residential mortgages. In comparison to the second quarter of 2009, loans, net of unearned income, increased $101.4 million, or 0.9 percent, mainly due to a $105.8 million, or 2.9 percent, increase in
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commercial loans and a $65.4 million, or 1.6 percent, increase in commercial mortgages, offset by a $67.0 million, or 6.1 percent, decrease in construction loans.
     Non-performing assets were $300.9 million, or 1.82 percent of total assets, at September 30, 2009, compared to $186.4 million, or 1.15 percent, at September 30, 2008 and $292.2 million, or 1.73 percent, at June 30, 2009. The $114.5 million, or 61.5 percent, increase in non-performing assets since September 30, 2008 was primarily due to a $47.4 million, or 82.4 percent, increase in non-performing construction loans, a $22.3 million, or 68.3 percent, increase in non-performing commercial mortgages, a $21.7 million, or 52.4 percent, increase in non-performing commercial loans and a $19.9 million, or 75.8 percent, increase in non-performing residential mortgage and home equity loans.
     Annualized net charge-offs for the quarter ended September 30, 2009 were 0.81 percent of average total loans, compared to 0.38 percent for the quarter ended September 30, 2008 and 0.97 percent for the quarter ended June 30, 2009. The increase in charge-offs was primarily in construction loans and commercial loans. For the nine months ended September 30, 2009, annualized net charge-offs were 0.93 percent of average total loans, compared to 0.29 percent for the same period in 2008. The provision for loan losses increased $18.3 million, or 68.5 percent, for the third quarter of 2009 as compared to the same period in 2008, and decreased $5.0 million, or 10.0 percent, in comparison to the second quarter of 2009. For the nine months ended September 30, 2009, the provision for loan losses was $145.0 million, a 165.4 percent increase from the $54.6 million recorded during the nine months ended September 30, 2008. The increase in the provision for loan losses in comparison to the three and nine months ended September 30, 2008 was due to the increase in the level of non-performing assets and net charge-offs, which required additional increases to the allowance for credit losses.
     Total deposits increased $2.1 billion, or 21.3 percent, to $12.0 billion at September 30, 2009 compared to $9.9 billion at September 30, 2008. The increase was due to a $1.1 billion, or 24.6 percent, increase in time deposits and a $1.0 billion, or 18.7 percent, increase in demand and savings deposits. In comparison to the second quarter of 2009, total deposits increased $316.4 million, or 2.7 percent, due to a $414.6 million, or 6.7 percent, increase in demand and savings deposits, offset by a $98.2 million, or 1.8 percent, decrease in time deposits.
     Net interest income for the third quarter of 2009 decreased $1.2 million, or 0.9 percent, compared to the same period in 2008 and increased $4.9 million, or 3.8 percent, from the second quarter of 2009. The Corporation’s net interest margin was 3.55 percent for the third quarter of 2009, 3.77 percent for the third quarter of 2008 and 3.43 percent for second quarter of 2009.
     Other income, excluding investment securities gains (losses), increased $909,000, or 2.3 percent, in the third quarter of 2009 compared to the same period in 2008. The increase was due to

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a $512,000 increase in gains on sales of mortgage loans and an increase in servicing fees on mortgage loans sold with servicing retained, due to increased volumes of loans sold. These increases were offset by an $856,000 decrease in service charges on deposit accounts, primarily in cash management fees. Compared to the second quarter of 2009, other income, excluding investment securities gains (losses), decreased $4.1 million, or 9.0 percent, primarily due to a decrease in gains on sales of mortgage loans.
     Investment securities losses in the third quarter of 2009 were $45,000 compared to losses of $9.5 million in the third quarter of 2008. Investment securities losses in the third quarter of 2009 included $2.8 million of net gains on the sale of debt and equity securities, offset by $1.8 million of other-than-temporary impairment charges related to debt securities issued by financial institutions and $949,000 of other-than-temporary impairment charges related to bank stocks. During the third quarter of 2008, the Corporation recorded $7.8 million of other-than-temporary impairment charges related to debt securities issued by financial institutions and $2.0 million of other-than-temporary impairment charges related to bank stocks.
     Other expenses increased $455,000, or 0.5 percent, in the third quarter of 2009 compared to the same period in 2008. The increase was primarily due to $4.1 million increase in Federal Deposit Insurance Corporation (FDIC) insurance expense, partially offset by a decrease of $3.1 million in operating risk loss. During the third quarter of 2008, the Corporation recorded $2.7 million of charges, as a component of operating risk loss, related to its decision to purchase illiquid auction rate securities previously sold to customers of the Corporation’s investment management and trust subsidiary, Fulton Financial Advisors, N.A. (FFA). During the second quarter of 2009, the Corporation purchased all outstanding auction rate securities held by FFA’s customers. In comparison to the second quarter of 2009, other expenses decreased $8.0 million, or 7.4 percent. The decrease was primarily due to a $7.7 million special FDIC assessment recorded in the second quarter of 2009.
     Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,900 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.
     The Corporation’s financial services affiliates include: Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc., Lancaster, PA; and Dearden, Maguire,

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Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.
     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.
Safe Harbor Statement:
     This news release may contain forward-looking statements with respect to our financial condition, results of operations and business. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995. When words such as “believes,” “expects,” “anticipates,” “intends,” “forecasts,” “projects,” “will” and similar words and expressions are used in its press releases, the Corporation is making forward-looking statements.
     Such forward-looking statements reflect the Corporation’s current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projections about its business and its industry, and they involve inherent risks, contingencies, uncertainties and other factors. Although the Corporation believes that these forward-looking statements are based on reasonable estimates and assumptions, the Corporation is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Corporation undertakes no obligation to update or revise any forward-looking statements. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements.
     Many factors could affect future financial results including, without limitation, acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgage and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth; asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses;

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amortization of intangible assets; goodwill impairment; capital and liquidity strategies and other financial and business matters for future periods.
     For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.
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2009